    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2001.

                                                   Registration No. 333 - ______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                             VISUAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

          Florida                                              65-0420146
 (State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                          Identification No.)

                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                              Randy S. Selman, CEO
                             Visual Data Corporation
                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Joel D. Mayersohn, Esq.                 Larry Hui, Esq.
Atlas Pearlman, P.A.                    Kleinberg, Kaplan, Wolff & Cohen, P.C.
350 East Las Olas Boulevard             551 Fifth Avenue
Suite 1700                              18th Floor
Fort Lauderdale, Florida 33301          New York, New York 10176
(954)763-1200 telephone                 212-986-6000 telephone
(954)766-7800 telecopier                212-986-8866 telecopier

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED               PROPOSED
   TITLE OF EACH                                                    MAXIMUM               MAXIMUM
CLASS OF SECURITIES                      AMOUNT TO BE           OFFERING PRICE            AGGREGATE              AMOUNT OF
  TO BE REGISTERED                         REGISTERED             PER SECURITY           OFFERING PRICE(1)     REGISTRATION FEE
--------------------                     ---------------       -----------------         ------------------    ----------------
Common Stock(2)                            4,851,448                 $1.53125             $7,428,780                $1,857

Total Registration Fee                                                                                              $1,857


(1) Estimated solely for purposes of calculating th registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based on the average of the high and low sale price of the common stock as reported on the Nasdaq National Market on January 22, 2001.

(2) For purposes of estimating the number of shares of the registrant's common stock to be included in this registration statement, the registrant included (1) up to 2,266,667 shares of common stock issuable upon the conversion of $2,040,000 principal amount of outstanding convertible debentures, assuming conversion of the debentures at the floor price of $.90 per share, (2) up to 1,111,111 shares of common stock issuable upon the possible conversion of an additional $1,000,000 principal amount of convertible debentures which the registrant has a right to sell to the current debenture holders, assuming conversion of the debentures at the floor price of $.90 per share as of the date of the prospectus which forms a part of this registration statement, (3) up to 700,000 shares of common stock issuable upon exercise of the warrants held by the debenture holders,
     (4) up to 50,000 shares of common stock issuable upon the exercise of warrants which may be issued to the debenture holders if the registrant exercises its right to sell the debenture holders an additional $1,000,000 principal amount of convertible debentures, (5) up to 693,732 shares of common stock issuable upon the exercise of outstanding options and warrants, (6) up to 20,000 shares of common stock issued or issuable as consideration for the acquisition of assets by the registrant, and (7) up to 9,938 shares of common stock issued under a licensing agreement. Pursuant to Rule 416, the number of shares of common stock to be registered hereunder also includes an indeterminable number of shares which may become issuable upon conversion of, or otherwise with respect to, the future conversion of the convertible debentures or the future exercise of the warrants of which the underlying shares of common stock are being registered hereunder, to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the applicable terms thereof.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

             SUBJECT TO COMPLETION, DATED JANUARY       , 2001
                                                 -------


                             VISUAL DATA CORPORATION


                        4,851,448 shares of common stock



         This Prospectus relates to 4,851,448 shares of our common stock which may be offered by certain selling security holders.

         Our common stock is traded on the Nasdaq National Market under the trading symbol "VDAT". On January 22, 2001, the last sale price for our common stock was $1.50.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                      , 2001
                                         --------------------

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

Business.............................................................     3

Risk Factors.........................................................     4

Use of Proceeds......................................................     9

Selling Security Holders.............................................     9

Plan of Distribution.................................................    13

Where You Can Find More Information..................................    15

Legal Matters........................................................    16

Experts..............................................................    16

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    BUSINESS

         We are a full service provider of streaming-content applications, production technology and media solutions. Using advanced technology and information solutions, we provide a sensory-rich experience to businesses and consumers enabling them to make more informed decisions.

         We are comprised of four operating groups including:

         o  Visual Data Travel Group

         o  Visual Data On-line Broadcast and Production Group

         o  Visual Data Networking Solutions Group

         o  Visual Data Financial Solutions Group

         In addition to revenues generated from our core businesses which includes revenues from production and distribution of vignettes, Webcasting services and subscriptions to financial services, we recorded revenues in fiscal 2000 and 1999 from equipment sales, installation and usage fees generated by our majority owned subsidiary Ednet. We anticipate that the majority of our future revenues will be from various streaming-content applications, production technology, media solutions and distribution. The revenue associated with the distribution of the content will primarily be either a recurring flat fee per month or a continuation of our pay-per-view program.

         One element of our marketing strategy has been to partner with the recognized leaders in each of the markets our video content addresses. Our partners include PR Newswire, Interval International, Inc., Yahoo Lodging and WorldRez. Through these partnerships we can take advantage of each partner's existing marketing programs, sales forces and business relationships. By offering our products and services in conjunction with their products, our partners can increase the value of their offerings and increase the revenues associated with the individual sales. Likewise, we can take advantage of our partners' products and reduce costs in areas such as sales personnel, marketing and service fees. Contracts with these partners range from one to two years.

         We also use a variety of additional marketing methods, including our internal sales force, to market Webcasting services, HotelView, MedicalView, ResortView, CruiseView, GolfersView, AttractionView, Video News Wire and TheFirstNews.Com to a variety of potential clients including hotel chains, resorts, portals, business and financial news sites, on-line brokerages and other web sites.

         Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities.

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING
LOSSES

         We have incurred operating losses since our inception and we have an accumulated deficit of $28,170,584 at September 30, 2000. For the years ended September 30, 2000 and 1999, we incurred net losses of $11,401,583 and $7,158,376, respectively. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We may experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. We cannot guarantee that future revenues will grow sufficiently to generate positive cash flow or otherwise enable us to become profitable.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS
WILL BE ACCEPTED

         Revenues from our information libraries and other products and services have been limited. We reported revenues of $5,868,435 and $4,464,157 for the years ended September 30, 2000 and 1999, respectively. In addition, the markets for our information libraries and other products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our information libraries and other products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO
OBTAIN ON ACCEPTABLE TERMS

         Historically, our operations have been financed primarily through the issuance of equity. Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. We believe that our cash on hand and our banking arrangements will be sufficient to fund our working capital, anticipated operating cash flow deficit and capital expenditure requirements for at least 12 months. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth may depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our business could suffer if we are unable to raise the additional funds on acceptable terms.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY AFFECT OUR STOCK PRICE

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

         - the announcement or introduction of new service and products by us and our competitors;

         - our ability to upgrade and develop our systems in a timely and effective manner;

         - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

         - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

         -  technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -  government regulation; and

         - general economic conditions and economic conditions specific to the Internet and e-commerce.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM

         We are dependent upon contracts with our strategic partners and clients including Interval International, Inc., InterVu, Inc. and PR Newswire Corporation. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. The termination of any of these contracts could have a material adverse effect on our business operations and prospects.

WE DEPEND ON MANAGEMENT TO INTEGRATE OUR ACQUISITIONS AND TO
MANAGE OUR GROWTH

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of 51% of Ednet in June 1998 and are in the continuing process of integrating these operations. In December 2000, we announced an agreement to acquire SportSoft Golf, Inc. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS AND CONVERSION OF THE CONVERTIBLE DEBENTURES WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

         As of December 31, 2000 we had outstanding options and warrants to purchase a total of 8,461,784 shares of our common stock at prices ranging between $0.00016 and $17.188 per share. We have included 1,393,732 shares of our common stock issuable upon exercise of these options and warrants in this prospectus which means that when the option or warrant is exercised, the holder may resell the common stock received on the exercise in the public market. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

         In a private placement in December 2000, we sold a total of $2,040,000 principal amount of convertible debentures which are convertible, in whole or in part, at the option of the holders into shares of our common stock at a conversion price equal to the lesser of:

         -  $2.13 per share, or

         - 90% of the average of the three lowest closing bid prices for the 20 trading days prior to conversion (the "variable conversion price").

         The conversion price of the convertible debentures cannot be less than $.90 per share; provided that this floor price will be reset to 50% of the variable conversion price on December 8, 2001. We have the right to redeem the convertible debentures for 115% of the outstanding principal balance plus accrued interest if the market price of our common stock is less than $1.50 per share for 20 consecutive trading days, subject to the conditions set forth in the convertible debentures.

         We also have the right to sell an additional $2,000,000 principal amount of convertible debentures to those debenture holders, subject to the terms of the convertible debenture. We do not know at this time if or when we may exercise our right to cause the debenture holders to purchase these additional convertible debentures.

         Because the conversion price is not fixed, the ultimate number of shares of common stock issuable if the holders elect to convert the debentures is unknown at this time. However, based upon (i) the floor conversion price of $.90 per share and (ii) assuming the conversion of all $2,040,000 principal amount of convertible debentures, we would issue an additional 2,266,667 shares of common stock to the debenture holders assuming we receive the required stockholder approval discussed later in this prospectus. The 2,266,667 shares of common stock issuable upon the conversion of the debentures would represent approximately 27% of our currently issued and outstanding common stock, or approximately 21% of our issued and outstanding common stock, giving proforma effect to the issuance.

         The amount of shares and percentage of shares of our common stock which may be ultimately issuable upon conversion of the debentures may increase or decrease substantially, depending on changes in the closing bid price of our common stock and other anti-dilutive provisions contained in the convertible debentures.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY
OR PREVENT A TAKE-OVER

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

                                 USE OF PROCEEDS

         No proceeds will be received by us from the conversion of the currently outstanding convertible debentures. We could receive up to an additional $7,228,189 in gross proceeds from the exercise of our right to cause the debenture holders to purchase additional convertible debentures, or the exercise of outstanding options and warrants. Any additional proceeds we receive will be used by us for general working capital.

         The actual allocation of proceeds realized from the exercise of these securities or the issuance of additional convertible debentures will depend upon the amount and timing of such exercises or issuances, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that we will exercise our right to sell the debenture holders additional convertible debentures, or that any of the outstanding options or warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                            SELLING SECURITY HOLDERS

         On December 8, 2000 we sold an aggregate of $2,040,000 principal amount of 6% convertible debentures to two unaffiliated third parties in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D.

         The convertible debentures mature on December 8, 2003 and are convertible, in whole or in part, at the option of the holders into shares of our common stock at a conversion price equal to the lesser of:

         -  $2.13 per share, or

         - 90% of the average of the three lowest closing bid prices for the 20 trading days prior to conversion (the "variable conversion price").

         The conversion price of the convertible debentures cannot be less than $.90 per share provided that this floor price will be reset to 50% of the variable conversion price on December 8, 2001. We have the right to redeem the convertible debentures for 115% of the outstanding principal balance plus accrued interest if the market price of our common stock is less than $1.50 per share for 20 consecutive trading days, subject to the conditions set forth in the convertible debentures.

         The convertible debentures further provide that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder, cannot exceed 9.9% of our total issued and outstanding common shares at any one time.

         Under the terms of the Purchase Agreement, the convertible debenture holders are entitled to convert the debentures into a total of up to 1,689,826 shares of our common stock, based upon the then applicable conversion price. If, at the time of such conversion the debentures holders would be entitled to receive more than the 1,689,826 shares of our common stock based upon the then conversion price, which number of shares represents approximately 19.99% of our presently issued and outstanding common stock, and if we have not obtained stockholder approval as described below, the converting debenture holders are entitled to require us to redeem the remaining convertible debentures at a premium redemption rate which is the greater of 120% of the debenture amount or the then applicable conversion price. If we fail to obtain the required shareholder approval by March 31, 2001, or by April 30, 2001 in the event the SEC has issued comments to the proxy statement for our annual meeting at which the shareholders will be asked to approve the possible issuance of in excess of 19.99% of our common stock upon the conversion of the debentures, and we are diligently responding to such comments, each convertible debenture holder has the right to redeem the portion of the convertible debentures which cannot be converted because of the 20% cap at the premium redemption rate. We will include a proposal at our annual meeting of it stockholders presently scheduled for March 23, 2001 to permit our stockholders to vote on the possible issuance of common stock in excess of 19.99% of the presently issued and outstanding common sock as required by Rule 4460(i)(1)(D) of The Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules.

         In conjunction with this transaction, we have issued the purchasers:

         - one year warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $4.00 per share, and

         - five year warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $2.13 per share.

         Beginning on the date of this prospectus, we have the right to sell to the purchasers an additional $1,000,000 principal amount of convertible debentures and five year warrants to purchase an additional 50,000 shares of our common stock, the conversion price and exercise price of which shall be identical to those described above.

         In addition, if we exercised our right to cause the debenture holders to purchase the additional convertible debentures, and the Total Dollar Volume, as defined in the Purchase Agreement, shall have exceeded $400,000, then commencing 90 days from the closing of our sale of these additional convertible debentures and ending on December 8, 2001, we have the right to sell to the purchasers an additional $1,000,000 principal amount of convertible debentures and five year warrants to purchase an additional 50,000 shares of our common stock, the conversion price and exercise price of which shall be equal to the market price of our common stock on the closing date of such sale. In each case, the obligation of the purchasers to purchase these securities is several and not joint, and shall be allocated pro rata based upon the amount of convertible debentures and warrants purchased pursuant to the Purchase Agreement.

         Under the terms of the Purchase Agreement, we were obligated to prepare and file a registration statement on Form S-3 registering the resale of the shares of common stock underlying the convertible debentures and the warrants as if these securities were converted or exercised on December 8, 2000. This prospectus forms a part of that registration statement. We also agreed to use our best efforts to have the registration statement declared effective by 90 days from the closing date (in the event the registration statement is not reviewed by the SEC) or 150 days from the closing date (in the event such a review takes place). If the registration statement is not declared effective by the applicable date, we will incur a penalty of 2% per month in the form of a decreased conversion price until the registration statement is effective; provided, however, that this penalty will not exceed 16% if the purchasers are able to resell the common stock under the provision of Rule 144 of the Securities Act.

         We also granted the purchasers certain rights of first refusal as they relate to private equity or equity related transactions, and have agreed to certain other limitations regarding the issuance of securities at prices less than the conversion prices described above.

         This prospectus relates to periodic offers and sales of up to 4,851,448 of common stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. In addition to the shares of common stock related to the sale of the convertible debentures described above, we are also registering shares of common stock,

         o issuable upon the exercise of outstanding warrants issued in connection with our secondary public offering at exercise prices ranging from $2.563 to $16.50 per share,

         o issuable upon the exercise of outstanding options granted to consultants and financial advisors at exercise prices ranging from $2.28 to $2.75 per share, and

         o  previously issued in connection with acquisitions of assets.

         The following table sets forth

         o  the name of each selling security holder,

         o  the number of shares owned, and

         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.


                                                NUMBER OF                  SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED              BE OFFERED           AFTER OFFERING
-------------------------------                 ------------              ----------      -----------------------
Halifax Fund, LP (1)                               2,086,112               2,086,112                -0-
Palladin Opportunity Fund, LLC(2)                  2,041,666               2,041,666                -0-
Roth Capital Partners (3)                            105,000                 105,000                -0-
HC Wainwright (3)                                     35,000                  35,000                -0-
Gruntal & Co. (4)                                    200,000                 200,000                -0-
Krutchie Incorporated(5)                              50,000                  50,000                -0-
J&C Resources (6)                                    100,000                 100,000                -0-
Satbir Singh (6)                                      50,000                  50,000                -0-
Simone Mencaglia (6)                                  50,000                  50,000                -0-
Rolin, Inc. (7)                                       75,000                  75,000                -0-
Cardinal Securities L.L.C. (8)                        28,732                  28,732
Airco Holdings L.P.                                    9,938                   9,938                -0-
Kieran Keating                                        10,000                  10,000                -0-
Gerry Crossan                                         10,000                  10,000                -0-
                                                   ---------               ---------                ---
     Total                                         4,851,448               4,851,448                -0-
                                                   =========               =========                ===

--------------------
(1) Includes up to 1,155,556 shares of common stock issuable upon the conversion of $1,040,000 principal amount of convertible debentures presently outstanding, assuming a conversion at the floor price of $.90 per share, up to 350,000 shares of common stock issuable upon the exercise of presently outstanding warrants, and up to 580,556 shares of common stock, including shares of common stock underlying warrants we will issue, if we exercise our right to sell Halifax Fund, LP additional convertible debentures.

(2) Includes up to 1,111,111 shares of common stock issuable upon the conversion of $1,000,000 principal amount of convertible debentures presently outstanding, assuming a conversion at the floor price of $.90 per share, up to 350,000 shares of common stock issuable upon the exercise of presently outstanding warrants, and up to 580,555 shares of common stock, including shares of common stock underlying warrants we will issue, if we exercise our right to sell Palladin Opportunity Fund, LLC additional convertible debentures.

(3) Includes shares of common stock issuable upon the exercise of a warrant expiring in August 2004 to purchase shares of our common stock at an exercise price of $16.50 per share.

(4) Includes shares of common stock issuable upon the exercise of a warrant expiring in August 2005 to purchase shares of our common stock at an exercise price of $2.563 per share.

(5) Includes shares of common stock issuable upon the exercise of an option expiring in August 2002 to purchase shares of our common stock at an exercise price of $2.75 per share.

(6) Includes shares of common stock issuable upon the exercise of an option expiring in January 2003 to purchase shares of our common stock at an exercise price of $2.28 per share.

(7) Includes shares of common stock issuable upon the exercise of an option expiring in October 2003 to purchase shares of our common stock at an exercise price of $2.75 per share.

(8) Includes shares of common stock issuable upon the exercise of a warrant expiring in December 2005 to purchase shares of our common stock at an exercise price of $2.556 per share.

         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market including the Nasdaq National Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal an resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transaction in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker- dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         It is anticipated that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Visual Data and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended September 30, 2000

         -  our current report on Form 8-K filed on January 3, 2001.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Visual Data Corporation
         1291 SW 29 Avenue
         Pompano Beach, Florida 33069
         954-917-6655

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended September 30, 2000 and 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

================================================================================

                                4,851,448 Shares

                                   [VDAT LOGO]

                             VISUAL DATA CORPORATION

                                  Common Stock

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Registration Fees - Securities and Exchange Commission      $ 1,857*
Listing of Additional Shares - The Nasdaq Stock Market       35,000*
Cost of Printing                                              7,500*
Legal Fees and Expenses                                      15,000*
Accounting Fees and Expenses                                 10,000*
Blue Sky Fees and Expenses                                      500*
Miscellaneous                                                   143*
                                                            -------
         Total                                              $70,000*
                                                            =======

*Estimated

Item 15.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

         o violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         o  deriving an improper personal benefit from a transaction

         o  voting for or assenting to an unlawful distribution and

         o willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, including federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.  Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.        Description
-----------        -----------

4.1                Specimen Common Stock Certificate(1)

4.2 Form of 6% Convertible Debenture in the principal amount of $1,040,000 due December 8, 2003(2)

4.3 Form of 6% Convertible Debenture in the principal amount of $1,000,000 due December 8, 2003(2)

4.4                Form of one year Common Stock Purchase Warrant(2)

4.5                Form of five year Common Stock Purchase Warrant(2)

4.6                Form of Underwriters' Warrant (3)

4.7 Form of Option to Purchase Common Stock issued on August 15, 2000 to Krutchie Incorporated*

4.8 Form of Option to Purchase Common Stock issued on January 2, 2001 to J&C Resources*

4.9 Form of Option to Purchase Common Stock issued on January 2, 2001 to Satbir Singh*

4.10 Form of Option to Purchase Common Stock issued on January 2, 2001 to Simone Mencaglia*

4.11 Form of Option to Purchase Common Stock issued on October 18, 2000 to Rolin, Inc.*

4.12               Form of Warrant issued to Cardinal Securities L.L.C.*

5                  Opinion of Atlas Pearlman, P.A.*

10.1               Purchase Agreement(2)

10.2               Registration Rights Agreement(2)

10.3               License Agreement between Airco Holdings LP and Visual Data
                   Corporation*

10.4 Settlement Agreement between SportSoft Golf, Inc. Behold, Ltd. and Visual Data Corporation*

23.1               Consent of Independent Certified Public Accountants*
---------------
*    Filed herewith

(1) Incorporated by reference to the registrant's Registration Statement on Form SB- 2, Registration No. 333-18819, as amended and declared effective by the SEC on July 30, 1997.

(2) Incorporated by reference to the registrant's Current Report on Form 8-K dated December 18, 2000.

(3) Incorporated by reference to the registrant's Registration Statement on Form S- 1, Registration No. 333-79887, as amended and declared effective by the SEC on August 9, 1999.

Item 17.  Undertakings.

         Visual Data will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 23rd day of January, 2001.

                              VISUAL DATA CORPORATION


                              By:      /s/ RANDY S. SELMAN
                                       ---------------------------------------
                                          Randy S. Selman
                                       Chairman of the Board,
                                       Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy S. Selman as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                          TITLE                                   DATE
         ---------                                          -----                                   ----


/S/ RANDY S. SELMAN                           President, Chief Executive                            January 23, 2001
-------------------------------               and Chairman of the Board
Randy S. Selman


/s/ GAIL BABITT                               Chief Financial Officer and                           January 23, 2001
--------------------------------              Principal Accounting Officer
Gail Babitt


         SIGNATURE                                          TITLE                            DATE
         ---------                                          -----                            ----


/s/ ALAN SAPERSTEIN                                  Executive Vice President             January 23, 2001
------------------------------------                 and Director
Alan Saperstein


/s/ BEN SWIRSKY                                      Director                             January 23, 2001
------------------------------------
Ben Swirsky


/s/ BRIAN K. SERVICE                                 Director                             January 23, 2001
------------------------------------
Brian K. Service

/s/ ERIC JACOBS                                      Secretary and Director               January 23, 2001
------------------------------------
Eric Jacobs


/s/ ROBERT T. WUSSLER                                Director                             January 23, 2001
------------------------------------
Robert T. Wussler

